LEWIS FAMILY GROUP FUND LP
c/o The Schwarz Firm PLLC
954 Lexington Ave, Suite 261
New York, New York 10021

October 26, 2016

Roy Wayne Erwin

President and Chief Executive Officer

Oncologix Tech, Inc.

Amian Angels, Inc.

Esteemcare Inc.

1604 West Pinhook Rd. #200

Lafayette, Louisiana 70508

Re: Second Modification Agreement Re Maturity Date Set Forth in Secured Convertible Promissory Note Dated as of May 26, 2016

Dear Mr. Erwin:

By letter agreement dated September 21, 2016 (the “First Modification Agreement”), the Lewis Family Group Fund LP (the “Lender”), Oncologix Tech, Inc., and its subsidiaries, Amian Angels, Inc. and Esteemcare Inc. (the “Borrower”), agreed to a 30-day extension of the Maturity Date of September 26, 2015 for the timely loan payoff of the May 26, 2016 Secured Convertible Promissory Note (“Note II”) in the principal amount of $140,000.00, plus applicable interest, by the Borrower to the Lender. Under the terms of the First Modification Agreement, the parties agreed to a 30-day extension of the Maturity Date through and including October 26, 2016 provided that Borrower timely paid: (i) the monthly pre-maturity interest due on September 26, 2016 and (ii) an increase in the total principal amount due of Note II by $5,000.00, or $145,000, on October 26, 2016. Borrower further agreed that par. 3 of the Affidavit of Confession of Judgment sworn to on behalf of the Borrower shall include such $5,000.00 increase in the total principal amount due under Note II, or $145,000.00.

Lender is willing to enter into this Second Modification Agreement at the Borrower’s request and agree to an additional 64-day extension through and including December 30, 2016 provided that the $5,000.00 due on October 26, 2016 is timely paid, as per the First Modification Agreement, with no additional accrued interest, and

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provided further that: (i) the sum of $5,000.00, with no additional accrued interest, is due and payable on November 30, 2016, (ii) par. 3 of the Affidavit of Confession of Judgment sworn to on behalf of the Borrower shall include such $5,000.00 increase in the total principal amount due under Note II, or $150,000.00, for payoff purposes, and (iii) if full payoff of Note II is not made on November 30, 2016, then an additional sum of $5,000.00 shall be due on the payoff of Note II, in addition to the principal balance then due of $150,000.00 which shall occur on or before the modified maturity date of December 30, 2016.

Except for the above modified terms, all other terms of Note II shall remain in full force and effect. This Second Modification Agreement may be executed electronically or by facsimile, and shall be considered original for all purposes.

Very truly yours,

Kelly Ann Lewis, Manager
LF FUND GP, LLC, GENERAL PARTNER

AGREED TO and ACCEPTED:

ONCOLOGIX TECH, INC.

AMIAN ANGELS, INC.
ESTEEMCARE INC.

By:
Name:	Roy Wayne Erwin
Title:	President and Chief Executive Officer of each Borrower
Date signed: October __, 2016

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